EXHIBIT 99.1

The Chemours Company Reports Third Quarter 2020 Results

Disciplined Execution with Strong Free Cash Flow and Solid Financial Results

WILMINGTON, Del., November 3, 2020 /PRNewswire/ -- The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in Fluoroproducts, Chemical Solutions and Titanium Technologies, today announced its financial results for the third quarter 2020.

Third Quarter 2020 Results & Highlights

•	Net Sales of $1.2 billion
•	Net Income of $76 million, with EPS of $0.46
•	Adjusted Net Income of $78 million, with Adjusted EPS of $0.47
•	Adjusted EBITDA of $210 million
•	Free Cash Flow of $252 million, a $92 million improvement from prior year
•	Repaid the $300 million outstanding revolving credit facility balance
•	On October 28th, the company’s Board of Directors approved a Q4 dividend of $0.25 per share, consistent with the prior quarter
•	Advanced our Corporate Responsibility Commitment (CRC) with publication of our third CRC report

Update on COVID-19 Response Plan

•	All Chemours sites remain operational
•	Maintaining health and safety measures across our sites
•	On target to reduce FY 2020 costs by $160 million
•	On target to reduce FY 2020 CAPEX by approx. $125 million, from approx. $400 million to approx. $275 million
•	Preserving strong balance sheet, ample liquidity of $1.7 billion with no near-term senior debt maturities

"Our results in the third quarter demonstrate the progress we have made in executing our business plan and the steady recovery of the auto, architectural coatings and construction markets”, said Chemours President and CEO Mark Vergnano. “Despite the COVID-19 headwinds, we continue to deliver on our cash generation strategy which supports our strong balance sheet and liquidity position. We also released our third annual CRC Report – renewing our commitment to leading the industry and our peers on a broad spectrum of ESG targets.  This document remains foundational for the company, and a key component of our long-term strategy.”

Third quarter 2020 net sales were $1.2 billion in comparison to $1.4 billion in the prior-year third quarter. Results were driven by lower volumes in Fluoroproducts and Chemical Solutions and lower global average prices, partially offset by higher volumes in Titanium Technologies. Third quarter net income was $76 million, resulting in EPS of $0.46, equal to the prior year. Adjusted Net Income was $78 million, resulting in Adjusted EPS of $0.47, down $0.12 from the prior year, inclusive of a $10 million charge related to our Fayetteville facility. Adjusted EBITDA for the third quarter 2020 was $210 million in comparison to $248 million in the previous year third quarter, a result of lower volumes and prices, partially offset by stronger operational performance and lower cost on a year-over-year basis.

Fluoroproducts
Fluoroproducts segment net sales in the third quarter were $533 million in comparison to $636 million in the prior year.  Volume and price declined 11 percent and 5 percent, respectively, on a year-over-year basis.  Volumes declined primarily due to demand weakness in fluoropolymer products, partially offset by nascent signs of market recovery led by increased customer demand for refrigerants, particularly in the automotive sector as original equipment manufacturers (OEMs) continued to improve production following shutdowns in the first and second quarters of 2020. Segment Adjusted EBITDA of $112 million decreased 8 percent versus the prior-year quarter, primarily due to lower net sales partially offset by better operational performance and cost reduction actions. Fluoroproducts segment net sales and Adjusted EBITDA in the third quarter were up 2 percent and 15 percent, respectively, on a sequential basis, primarily driven by early stages of recovery with sequential demand improvement and relative strength of demand from automotive OEMs.

EXHIBIT 99.1

Chemical Solutions
Chemical Solutions segment net sales were $88 million, a 37 percent decrease versus the prior-year third quarter. Prices and volumes were negatively impacted primarily by mine closures in Latin America, related to COVID-19. The divesture of our Methylamines and Methylamides business in the fourth quarter of 2019 resulted in a 19 percent negative impact on a year-over-year basis. Adjusted EBITDA was $12 million in comparison to $23 million the prior-year quarter, driven by lower volumes and lower licensing income.

Titanium Technologies
Titanium Technologies segment net sales in the third quarter were $612 million in comparison to $614 million in the prior-year quarter. Volumes were up 4 percent versus the prior-year third quarter, a result of demand recovery in the architectural coatings, laminates and plastics markets. Global average selling prices were down 5 percent on a year-over-year basis. Segment Adjusted EBITDA decreased by 6 percent to $129 million, in comparison to $137 million in last year’s third quarter. Titanium Technologies segment net sales increased 25 percent on a sequential basis, with Adjusted EBITDA up 37 percent on a sequential basis. Sequential strength in volume was driven by early signs of demand recovery across most geographic regions and end-markets.

Corporate and Other
Corporate and Other in the third quarter 2020 represented a $43 million offset to Adjusted EBITDA, versus a $34 million offset in the prior-year quarter. This increase was attributable to higher costs associated with environmental remediation matters partially offset by lower external spend.

Liquidity
As of September 30, 2020, consolidated gross debt was $4.1 billion. Debt, net of $956 million cash, was $3.2 billion, resulting in a net leverage ratio of approximately 3.7 times on a trailing twelve-month Adjusted EBITDA basis.  Total liquidity was $1.7 billion, comprised of $956 million of cash and $702 million of revolving credit facility capacity.

Cash provided by operating activities for the third quarter of 2020 was $299 million, up $11 million from $288 million in the prior-year quarter. Capital expenditures for the third quarter 2020 were $47 million, versus $128 million in last year's third quarter. Free Cash Flow for the third quarter 2020 was a $252 million inflow versus the prior-year quarter of $160 million, an improvement of $92 million.

As previously announced, the company repaid the $300 million outstanding balance on its revolving credit facility during the quarter.

Outlook
Mr. Vergnano concluded: “I am proud of the resilience our business has shown over the first three quarters of 2020.  Our results are a testament to the hard work of the people of Chemours, our dedication to the success of our customers, and our ability to execute in the face of uncertainty.  Looking ahead, I am confident that we are well positioned to create sustained value through the economic recovery and remain committed to achieving our full potential as Chemours.”

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Wednesday, November 4, 2020 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours investor website.

EXHIBIT 99.1

About The Chemours Company
The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Fluoroproducts, and Chemical Solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining, and general industrial manufacturing. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™. In 2019, Chemours was named to Newsweek’s list of America’s Most Responsible Companies. The company has approximately 7,000 employees and 30 manufacturing sites serving approximately 3,700 customers in over 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance, business plans, prospects, targets, goals and commitments, capital investments and projects, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. In addition, the current COVID-19 pandemic has significantly impacted the national and global economy and commodity and financial markets. The full extent and impact of the pandemic is unknown and to date has included extreme volatility in

EXHIBIT 99.1

financial and commodity markets, a significant slowdown in economic activity, and increased predictions of a global recession. The public and private sector response has led to significant restrictions on travel, temporary business closures, quarantines, stock market volatility, and a general reduction in consumer and commercial activity globally. Matters outside our control have affected our business and operations and may or may continue to limit travel of employees to our business units domestically and internationally, adversely affect the health and welfare of our personnel, significantly reduce the demand for our products, hinder our ability to provide goods and services to customers, cause disruptions in our supply chains, adversely affect our business partners or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and in our Annual Report on Form 10-K for the year ended December 31, 2019. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT:

INVESTORS
Jonathan Lock
VP, Corporate Development and Investor Relations
+1.302.773.2263
investor@chemours.com

NEWS MEDIA
Thomas Sueta
Director, Corporate Communications
+1.302.773.3903
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$1,233	$1,390	$3,631	$4,173
Cost of goods sold	976	1,096	2,877	3,260
Gross profit	257	294	754	913
Selling, general, and administrative expense	112	130	347	423
Research and development expense	22	20	67	61
Restructuring, asset-related, and other charges	9	34	37	49
Total other operating expenses	143	184	451	533
Equity in earnings of affiliates	4	9	19	25
Interest expense, net	(53)	(53)	(160)	(156)
Other (expense) income, net	(5)	25	(6)	81
Income before income taxes	60	91	156	330
(Benefit from) provision for income taxes	(16)	15	(44)	65
Net income	76	76	200	265
Net income attributable to Chemours	$76	$76	$200	$265
Per share data
Basic earnings per share of common stock	$0.46	$0.46	$1.22	$1.60
Diluted earnings per share of common stock	0.46	0.46	1.21	1.58

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$956	$943
Accounts and notes receivable, net	572	674
Inventories	993	1,079
Prepaid expenses and other	84	81
Total current assets	2,605	2,777
Property, plant, and equipment	9,391	9,413
Less: Accumulated depreciation	(5,973)	(5,854)
Property, plant, and equipment, net	3,418	3,559
Operating lease right-of-use assets	264	294
Goodwill and other intangible assets, net	169	174
Investments in affiliates	182	162
Other assets	310	292
Total assets	$6,948	$7,258
Liabilities
Current liabilities:
Accounts payable	$701	$923
Short-term and current maturities of long-term debt	32	134
Other accrued liabilities	575	484
Total current liabilities	1,308	1,541
Long-term debt, net	4,063	4,026
Operating lease liabilities	213	245
Deferred income taxes	34	118
Other liabilities	596	633
Total liabilities	6,214	6,563
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 189,772,210 shares issued and 164,452,975 shares outstanding at September 30, 2020; 188,893,478 shares issued and 163,574,243 shares outstanding at December 31, 2019)	2	2
Treasury stock, at cost (25,319,235 shares at September 30, 2020 and December 31, 2019)	(1,072)	(1,072)
Additional paid-in capital	879	859
Retained earnings	1,325	1,249
Accumulated other comprehensive loss	(402)	(349)
Total Chemours stockholders’ equity	732	689
Non-controlling interests	2	6
Total equity	734	695
Total liabilities and equity	$6,948	$7,258

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net income	$200	$265
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	240	232
Gain on sales of assets and businesses	—	(11)
Equity in earnings of affiliates, net	(16)	(24)
Amortization of debt issuance costs and issue discounts	7	7
Deferred tax benefit	(105)	(17)
Asset-related charges	16	12
Stock-based compensation expense	12	18
Net periodic pension cost	9	4
Defined benefit plan contributions	(17)	(15)
Other operating charges and credits, net	(11)	(2)
Decrease (increase) in operating assets:
Accounts and notes receivable, net	97	32
Inventories and other operating assets	111	(46)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	(89)	(205)
Cash provided by operating activities	454	250
Cash flows from investing activities
Purchases of property, plant, and equipment	(214)	(385)
Acquisition of business, net	(10)	(10)
Proceeds from sales of assets and businesses, net	—	7
Proceeds from life insurance policies	—	1
Foreign exchange contract settlements, net	14	—
Cash used for investing activities	(210)	(387)
Cash flows from financing activities
Proceeds from accounts receivable securitization facility	12	125
Proceeds from revolving loan	300	150
Repayments on revolving loan	(300)	(150)
Debt repayments	(140)	(15)
Payments on finance leases	(4)	(2)
Purchases of treasury stock, at cost	—	(322)
Proceeds from exercised stock options, net	9	8
Payments related to tax withholdings on vested stock awards	(2)	(30)
Payments of dividends to the Company's common shareholders	(123)	(124)
Distributions to non-controlling interest shareholders	(4)	—
Cash used for financing activities	(252)	(360)
Effect of exchange rate changes on cash and cash equivalents	21	(10)
Increase (decrease) in cash and cash equivalents	13	(507)
Cash and cash equivalents at January 1,	943	1,201
Cash and cash equivalents at September 30,	$956	$694

Supplemental cash flows information
Non-cash investing and financing activities:
Changes in property, plant, and equipment included in accounts payable	$25	$68
Obligations incurred under build-to-suit lease arrangement	—	35
Non-cash financing arrangements	15	11
Deferred payments related to acquisition of business	—	15

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended September 30,		Increase /	June 30,	Increase /
	2020	2019	(Decrease)	2020	(Decrease)
Fluoroproducts	$533	$636	$(103)	$523	$10
Chemical Solutions	88	140	(52)	82	6
Titanium Technologies	612	614	(2)	488	124
Total Net Sales	$1,233	$1,390	$(157)	$1,093	$140

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended September 30,		Increase /	June 30,	Increase /
	2020	2019	(Decrease)	2020	(Decrease)
Fluoroproducts	$112	$122	$(10)	$97	$15
Chemical Solutions	12	23	(11)	19	(7)
Titanium Technologies	129	137	(8)	94	35
Corporate and Other	(43)	(34)	(9)	(44)	1
Total Adjusted EBITDA	$210	$248	$(38)	$166	$44

Adjusted EBITDA Margin	17%	18%		15%

Quarterly Change in Net Sales from the three months ended September 30, 2019
	September 30, 2020	Percentage Change vs.	Percentage Change Due To
	Net Sales	September 30, 2019	Price	Volume	Currency	Portfolio
Total Company	$1,233	(11)%	(5)%	(4)%	—%	(2)%

Fluoroproducts	$533	(16)%	(5)%	(11)%	—%	—%
Chemical Solutions	88	(37)%	(5)%	(13)%	—%	(19)%
Titanium Technologies	612	—%	(5)%	4%	1%	—%

Quarterly Change in Net Sales from the three months ended June 30, 2020
	September 30, 2020	Percentage Change vs.	Percentage Change Due To
	Net Sales	June 30, 2020	Price	Volume	Currency	Portfolio
Total Company	$1,233	13%	(3)%	15%	1%	—%

Fluoroproducts	$533	2%	(3)%	4%	1%	—%
Chemical Solutions	88	7%	(13)%	20%	—%	—%
Titanium Technologies	612	25%	(2)%	26%	1%	—%

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Adjusted EBITDA and Adjusted Net Income to GAAP Net Income Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2020	2019	2020	2020	2019
Net income attributable to Chemours	$76	$76	$24	$200	$265
Non-operating pension and other post-retirement employee benefit (income) cost	(1)	1	(1)	(2)	(5)
Exchange losses (gains), net	9	(5)	(6)	28	(2)
Restructuring, asset-related, and other charges	9	34	17	37	49
Gain on sales of assets and businesses (1)	—	(9)	—	—	(11)
Transaction costs	—	—	—	2	1
Legal and environmental charges (2)	1	5	1	12	43
Adjustments made to income taxes (3)	(10)	3	(2)	(32)	5
Benefit from income taxes relating to reconciling items (4)	(6)	(7)	(3)	(19)	(18)
Adjusted Net Income (5)	78	98	30	226	327
Interest expense, net	53	53	53	160	156
Depreciation and amortization	79	78	82	240	232
All remaining provision for income taxes (5)	—	19	1	7	78
Adjusted EBITDA	$210	$248	$166	$633	$793

Adjusted effective tax rate (5)	—%	16%	3%	3%	19%

(1)	The three and nine months ended September 30, 2019 include a non-cash gain of $9 recognized in connection with the sale our Repauno, New Jersey site.
(2)

Legal charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other legal charges. Environmental charges pertains to management’s assessment of estimated liabilities associated with on-site remediation, off-site groundwater remediation, and toxicity studies related to Fayetteville. The nine months ended September 30, 2020 includes $8 based on the aforementioned assessment associated with certain estimated liabilities at Fayetteville. The three and nine months ended September 30, 2019 include $2 and $36, respectively, for the approved final Consent Order associated with certain matters at Fayetteville. See “Note 17 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 for further details.

(3)

Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, historical valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.

(4)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and represents both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(5)	Adjusted effective tax rate is defined as all remaining provision for income taxes divided by pre-tax Adjusted Net Income.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

Adjusted Earnings per Share to GAAP Earnings per Share Reconciliation

Adjusted earnings per share (“EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2020	2019	2020	2020	2019
Numerator:
Net income attributable to Chemours	$76	$76	$24	$200	$265
Adjusted Net Income	78	98	30	226	327
Denominator:
Weighted-average number of common shares outstanding - basic	164,762,621	163,815,483	164,648,103	164,556,139	165,254,084
Dilutive effect of the Company's employee compensation plans	1,851,050	1,325,380	765,838	1,209,143	2,780,874
Weighted-average number of common shares outstanding - diluted	166,613,671	165,140,863	165,413,941	165,765,282	168,034,958

Basic earnings per share of common stock	$0.46	$0.46	$0.15	$1.22	$1.60
Diluted earnings per share of common stock	0.46	0.46	0.15	1.21	1.58
Adjusted basic earnings per share of common stock	0.47	0.60	0.18	1.37	1.97
Adjusted diluted earnings per share of common stock	0.47	0.59	0.18	1.36	1.94

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Free Cash Flows to GAAP Cash Flow Provided by Operating Activities Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2020	2019	2020	2020	2019
Cash provided by operating activities	$299	$288	$111	$454	$250
Less: Purchases of property, plant, and equipment	(47)	(128)	(61)	(214)	(385)
Free Cash Flows	$252	$160	$50	$240	$(135)

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Twelve Months Ended September 30,
	2020	2019
Adjusted EBITDA (1)	$860	$1,134
Less: Depreciation and amortization (1)	(318)	(303)
Adjusted EBIT	$542	$831

	As of September 30,
	2020	2019
Total debt	$4,095	$4,156
Total equity	734	843
Less: Cash and cash equivalents	(956)	(694)
Invested capital, net	$3,873	$4,305
Average invested capital (2)	$4,009	$4,094

Return on Invested Capital	14%	20%
(1)

Reconciliations of Adjusted EBITDA to net income attributable to Chemours are provided on a quarterly basis. See the preceding table for the reconciliation of Adjusted EBITDA to net income attributable to Chemours.

(2)	Average invested capital is based on a five-quarter trailing average of invested capital, net.